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                                                                                  EXHIBIT 12


                         CASCADE NATURAL GAS CORPORATION AND SUBSIDIARIES COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                AND PREFERRED DIVIDEND REQUIREMENTS





                                 Twelve Months Ended
                                        June 30                Year Ended December 31
                                 -------------------   ----------------------------------------
                                     1995    1994      1994    1993    1992    1991     1990
                                    ------  ------    ------  ------  ------  ------   ------
                                                          (dollars in thousands)
Fixed charges, as defined:
 Interest expense                   $9,206   7,187     8,090   7,038   7,478   7,793    8,374
 Amortization of debt issuance
 expense                               600     579       593     562     402     362      373
                                   -------- -------   ------- ------- ------- ------- --------
   Total fixed charges               9,806   7,766     8,683   7,600   7,880   8,155    8,747
                                   -------- -------   ------- ------- ------- ------- --------


Earnings, as defined:
 Net earnings                        7,074   6,711     5,760   9,103   4,843   7,651    8,376
 Add (deduct):
  Income taxes                       4,292   3,946     3,505   5,224   2,817   4,206    4,547
  Cumulative effect of change
     in accounting method             -        -         -      (209)    -       -       -
  Fixed charges                      9,806   7,766     8,683   7,600   7,880   8,155    8,747
                                  -------- -------   ------- ------- ------- ------- --------
   Total earnings                  $21,172  18,423    17,948  21,718  15,540  20,012   21,670
                                  -------- -------   ------- ------- ------- ------- --------

Ratio of earnings to fixed charges    2.16    2.37      2.07    2.86    1.97    2.45     2.48
                                  ======== =======   ======= ======= ======= ======= ========


Fixed charges and preferred
 dividend requirements:
   Fixed charges                    $9,806   7,766     8,683   7,600   7,880   8,155    8,747
   Preferred dividend requirements     882     902       898     913     941     229      238
                                   ------- -------   ------- ------- ------- ------- --------
   Total                           $10,688   8,668     9,581   8,513   8,821   8,384    8,985
                                  -------- -------   ------- ------- ------- ------- --------
Ratio of earnings to fixed charges
 and preferred dividend requirements  1.98    2.13      1.87    2.55    1.76    2.39     2.41
                                  ======== =======   ======= ======= ======= ======= ========
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